EXHIBIT 10.1
                                                                    ------------








                                 August 4, 2005



Mr. David Kahn
380 Hempstead Avenue, Suite 5
West Hempstead, New York  10017



Dear David:



             On behalf of Network-1 Security Solutions, Inc. (the "Company"), this letter summarizes the terms upon which the Company will continue to retain your services as Chief Financial Officer of the Company.

             The Company has agreed to use your services through the year ending December 31, 2006. In consideration thereof, you shall receive the following compensation (the "Compensation"):

             (i) $6000 per month for the period from the date of this letter through December 31, 2005; and

             (ii) $6300 per month from January 1, 2006 through December 31,
2006.

             Subject to the approval of the Company's Board of Directors, you will also receive options (the "Option") to purchase 75,000 shraes of common stock, under the Company's Stock Option Plan, at an exercise price equal to $.80 per share. The Option shall vest as follows: 30,000 shares underlying the Option shall vest immediately and the balance shall vest on a quarterly basis in equal amounts through December 31, 2006. Notwithstanding the foregoing, upoon a Change in Control of the Company (as defined below) all of the unvested shares underlying the Option shall become immediately exercisable and shall become one-hundred percent (100%) vested.

David Kahn
August 4, 2005
Page 2




             For purposes of this letter agreement, a "Change in Control" shall mean, with respect to the Company, the occurrence of any of the following events:

             (i) the shareholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than fifty pecent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (ii) the shareholders of the Company approve a plan of complete liquidation of the Company, (iii) the Company consummates the sale or disposition of all or substantially all of its assets (other than to a subsidiary or subsidiaries) or (iv) any other event deemed to constitute a "Change of Control" by the Board of Directors of the Company.

             As Chief Financial Officer of the Company you will be responsible, among other things, for the maintenance of the books and records of the Company, the preparation of tax returns and financial statements for the Board of Directors of the Company and for required financial filings with the Securities and Exchange Commission including certifications required to be signed by you as Chief Financial Officer. You will also be required to sign the Company's standard work for hire non-competition, nondisclosure, and confidentiality agreement.

             You understand that your relationship with the Company will be as an independent contractor and not as an employee. The Company may terminate this letter agreement and your services at any time for any reason. However, in the event your employment is terminated without "Good Cause" (as defined below), you shall be entitled to receive the accelerated vesting of all remaining unvested shares underlying the Option and the lesser of (i) six months month's Compensation or (ii) the remaining balance of the Compensation payable to you through December 31, 2006. A termination for "Good Cause" shall be defined as follows: (i) commission of an act constituting a felony or involving fraud, moral terpitude, theft or dishonesty which is not a felony and which materially adversely affects the Company or could reasonably be expected to materially adversely affect the Company, (ii) failure to perform your duties as Chief Financial Officer which, if curable, shall not have been cured with 10 days written notice from the Company, (iii) failure to follow the lawful directions of the Board of Directors of the Company, which, if curable, shall not have been cured within 10 days written notice from the Company, or (iv) your material breach of the terms of this letter agreement.

David Kahn
August 4, 2005
Page 3




             It is a great pleasure to have you continue to serve Network-1 Security Solutions, Inc. I fully expect that you will continue to make a major contribution to the Company's success. Kindly execute below to confirm your agreement to the terms set forth herein.



                                                         Sincerely,


                                                         /s/ Corey M. Horowitz
                                                         -----------------------
                                                         Corey M. Horowitz,
                                                         Chairman and CEO



Agreed and Accepted:

/s/ David C. Kahn
--------------------------
David C. Kahn, CPA



Dated:  August 4, 2005